EXHIBIT 99.1

ACTION PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARY
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

		Adjustment
		Receipts	Pro Forma
	November 30,	Equity	November 30,
	2002	Investment	2002

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$591,800	$187,700	$779,500
Accounts receivable, net of an allowance for doubtful accounts of $67,400	1,434,200		1,434,200
Inventories, net	1,075,300		1,075,300
Prepaid expenses and other assets	329,048		329,048

TOTAL CURRENT ASSETS	3,430,348		3,618,048

PROPERTY, PLANT AND EQUIPMENT	2,153,875		2,153,875
Less accumulated depreciation and amortization	(1,150,229)		(1,150,229)

NET PROPERTY, PLANT AND EQUIPMENT	1,003,646		1,003,646
EXCESS OF COST OVER FAIR VALUE OF ASSETS ACQUIRED, NET	782,400		782,400
OTHER ASSETS	774,100		774,100

TOTAL ASSETS	$5,990,494		$6,178,194

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of installment notes payable and obligation under capital lease	$85,800		$85,800
Accounts payable	395,800		395,800
Accrued expenses, payroll and related expenses	114,600		114,600
Borrowings under lines of credit	1,279,000		1,279,000
Other Current Liabilities	46,100		46,100

TOTAL CURRENT LIABILITIES	1,921,300		1,921,300

MORTGAGE PAYABLE & OBLIGATION UNDER CAPITAL LEASE	744,342		744,342
DEFERRED INCOME TAXES	7,500		7,500
DEFERRED REVENUE	102,100		102,100

TOTAL LIABILITIES	2,775,242		2,775,242

SHAREHOLDERS’ EQUITY
Preferred Stock - 10,000,000 shares authorized, zero shares issued and outstanding			—
Common stock — $.001 par value; 15,000,000 shares authorized; 3,267,070 shares issued	3,200		3,200
Treasury Stock — $.001 par value; 40,600 shares	(41)		(41)
Additional paid-in capital	4,449,341		4,449,341
Accumulated Deficit	(1,049,548)		(1,049,548)
Stock subscriptions receivable	(187,700)	187,700	—

TOTAL SHAREHOLDERS’ EQUITY	3,215,252		3,402,952

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,990,494		$6,178,194